Exhibit 10.3
LIBERTY LANE ACQUISITION CORP.
One Liberty Lane
Hampton, NH 03842
May [     ], 2008
Liberty Lane Partners LCC
One Liberty Lane
Hampton, NH 03842
Gentlemen:
          This letter will confirm our agreement (the “Agreement”) between Liberty Lane Acquisition Corp., a Delaware corporation (the “Company”), and Liberty Lane Partners LLC, a Delaware limited liability company, in connection with the services to be provided by Liberty Lane Partners LLC and certain of its affiliates, not to include the Company (the “Service Provider”). For the Initial Term of this Agreement (as defined below) and for such terms as this Agreement may be renewed, the Service Provider shall:
(i)	provide administrative services as required by the Company from time to time, including the administration of certain of the Company’s day-to-day activities;

(ii)	perform accounting and controller-related services for the Company, including correspondence with the Company’s auditors;

(iii)	make available the services of Messrs. Paul M. Montrone, Paul M. Meister and Kevin P. Clark and such other of the Service Provider’s employees as agreed between the Company and the Service Provider from time to time, provided that the Service Provider shall have no liability to the Company for the acts and/or omissions of such employees while performing such services and the Service Provider shall not be regarded as having provided any service performed by such employees for the Company (including, but not limited to, the giving of investment advice);

(iv)	permit such employees to access the Service Provider’s network of contacts for the purposes of furthering the Company’s business; and

(v)	provide other advice and services necessitated by the ordinary course of the Company’s business, as the Company may reasonably request from time to time.
          In exchange therefor, the Company shall pay Service Provider the sum of $10,000 per month. The initial term of this Agreement shall commence, and the initial payment of $10,000 shall be paid, immediately following the consummation of the initial public offering (“IPO”) of the securities of the Company pursuant to a registration statement on Form S-1 (File No. 333-149886) and shall continue until the earlier of the consummation by the Company of an initial business combination (as described in the Company’s IPO prospectus) or the distribution of the trust account (as described in the Company’s IPO prospectus) to the Company’s public stockholders (the “Initial Term”). Thereafter, the Company may renew this Agreement for additional 90-day terms, under the same terms and conditions, by providing written notice of renewal to Service Provider not less than 30 days prior to the end of the then-current term.
          Service Provider waives any right of set-off or any right, title, interest or claim of any kind that Service Provider may have in or to any monies held in the trust account for the benefit of the Company’s public stockholders (as described in the Company’s IPO prospectus) and agrees that it will not seek recourse against the trust account for any reason whatsoever.

Very truly yours, Liberty Lane Acquisition Corp.
By:
	Name:	Kevin P. Clark
	Title:	Treasurer

AGREED TO AND ACCEPTED BY:
Liberty Lane Partners LLC

By:

Name: Paul M. Montrone
Title: Member, Management Committee

By:

Name: Paul M. Meister
Title: Member, Management Committee
[Administrative Services Agreement]